HEI Exhibit 10.8(a)

HAWAIIAN ELECTRIC INDUSTRIES, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

HAWAIIAN ELECTRIC INDUSTRIES, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

PROLOGUE

Effective as of January 1, 1989, the “Hawaiian Electric Industries, Inc. Supplemental Executive Retirement Plan” (the “Plan”) was adopted by the Company as a spin off from the Hawaiian Electric Industries, Inc. Excess Benefit Plan (the “Excess Benefit Plan”), as amended and restated as of such date. The benefits accrued under the Excess Benefit Plan as of such date by participants of this Plan were spun off to this Plan on January 1, 1989.

This Plan is not intended to meet or be subject to the qualification requirements of (i) Section 401 of the Internal Revenue Code 1986, as amended, or (ii) Section 3(36) of the Employee Retirement Income Security Act of 1974.

ARTICLE I

DEFINITIONS

The following terms as used herein shall have the indicated meaning, unless a different meaning is clearly required by the context. Whenever appropriate, words used in the singular may include the plural and vice versa, and the masculine gender shall always include the feminine gender.

1.1 Accrued Benefit means the Participant’s accrued benefit determined hereunder and expressed in the form of an annual benefit commencing at the Participant’s Normal Retirement Date.

1.2 Actuarial Equivalent means an amount and form of benefit certified by an actuary to be mathematically equivalent in value to a given amount and form of benefit on the basis of the assumptions set forth in Appendix I. Plan benefits that are deemed to be “actuarially reduced,” “actuarially increased,” or “actuarially adjusted” shall be computed as the Actuarial Equivalent of the benefit being replaced.

1.3 Asset Manager means the person designated to manage the assets of the Plan in accordance with Section 6.2.

1.4 Associated Company means the Company and any corporation that is a member of the same controlled group of corporations (within the meaning of Section 1563(a) of the Code, determined without regard to Section 1563(a)(4) and (e)(3)(C) of the Code) as the Company. A corporation shall be regarded as an Associated Company only during the period it is a member of such controlled group of corporations.

1.5 Code means the Internal Revenue Code of 1986, as amended.

1.6 Committee means the Pension Investment Committee appointed pursuant to resolution of the Board of Directors of the Company.

1.7 Company means Hawaiian Electric Industries, Inc.

1.8 Compensation means the Participant’s wages, salaries, and bonuses (including for the year for which it is earned any bonus under the Hawaiian Electric Industries, Inc. Executive Incentive Compensation Plan, but excluding any bonus that is paid or deferred pursuant to the Hawaiian Electric Industries, Inc. Long-Term Incentive Plan) received for personal services actually rendered in the course of employment with an Associated Company prior to reduction for an arrangement qualifying under Section 125 or 401(k) of the Code.

1.9 Credited Service means the period of employment for which benefit accrual credit is given under Article II.

1.10 Early Retirement Date means the first day any month not more than ten years prior to a Participant’s Normal Retirement Date, provided that the Participant has completed five years of Credited Service; except that a Participant who has reached 50 years of age may retire on the first day of any month after having completed 15 years of Credited Service. If, however, an active Participant who is eligible for an Early Retirement Date gives at least 30 days advanced written notice of this intent to elect an Early Retirement Date, his Early Retirement Date shall be the day following his last day of employment with an Associated Company and he shall receive a pro rata portion of his early retirement income for the month in which his last day of employment occurs.

1.11 ERISA means the Employee Retirement Income Security Act of 1974, as amended.

1.12 Final Average Compensation means the average annual rate of Compensation of a Participant during the highest three 12-month calendar periods during the Participant’s last 60 months of Credited Service affording the highest such average.

1.13 Normal Retirement Date means the first day of the month in which the Participant reaches 65 years of age if the Participant was born during the first 15 days of the month and the first day of the month next following the month the Participant reaches 65 years of age if the Participant’s birth occurred after the 15th day of the month. If, however, an active Participant who is eligible for a Normal Retirement Date gives at least 30 days advance written notice of his intent to retire on his Normal Retirement Date, his Normal Retirement Date shall be the day following his last day of employment with an Associated Company and he shall receive a pro rata portion of his normal retirement income for the month in which his last day of employment occurs.

1.14 Participant means an officer of the Company or an Associated Company whose participation in this Plan is approved by resolution of the Compensation Committee of the Board of Directors of Hawaiian Electric Industries, Inc.

1.15 Plan means this Hawaiian Electric Industries, Inc. Supplemental Executive Retirement Plan.

1.16 Plan Administrator means the person designated to administer the Plan in accordance with Section 6.3.

1.17 Plan Year means the calendar year.

1.18 Postponed Retirement Date means, in the case of a Participant who continues in employment after his Normal Retirement Date, the first day of the month following his last day of employment.

1.19 Qualified Joint and Survivor Annuity means an annuity (i) for the life of the Participant with a survivor annuity for the life of the spouse of the Participant to whom he is married at the time his retirement income payments commence that is one-half of the amount of the retirement income payable during the joint lives of the Participant and the Participant’s spouse, and (ii) that is that Actuarial Equivalent of a single life annuity for the life of the Participant.

1.20 Retirement Plan means the Retirement Plan for Employees of Hawaiian Electric Industries, Inc. and Participating Subsidiaries.

ARTICLE II

SERVICE RULES

Section 2.1 Credited Service Rules

(a) Credited Service shall be granted for the period of time beginning with the initial date on which the Participant commenced employment with an Associated Company to the date the Participant terminates employment with all of the Associated Companies.

(b) If a Participant who was formerly employed by any of the Associated Companies is re-employed by an Associated Company and re-admitted as a Participant of this Plan by the Compensation Committee, in addition to the Credited Service granted in (a), Credited Service shall be granted for the period of time beginning with the date the Participant commences participation after such re-employment to the date the Participant subsequently terminates employment with all of the Associated Companies.

Section 2.2 Special Rule for Maternity or Paternity Absences

If a Participant is absent form work for any period (i) by reason of pregnancy, the birth of a child, or the placement of a child with a Participant in connection with the adoption of such child or (ii) for purposes of caring for such child for a period beginning immediately following such birth or placement, the Participant shall not be granted Credited Service for such Period. Such leave shall not, however, be regarded as a period of severance.

ARTICLE III

ELIGIBILITY

An officer of an Associated Company shall be a Participant only if his participation in the Plan has been approved by the Compensation Committee of the Board of Directors of the Company. However, in no event may a Participant in this Plan also be eligible to participate in the Hawaiian Electric Industries, Inc. Excess Benefit Plan or the Hawaiian Electric Industries, Inc. Excess Pay Supplemental Executive Retirement Plan.

ARTICLE IV

CONTRIBUTIONS

The Associated Companies shall pay the entire cost of the Plan from their general assets. No separate trust fund shall be established in connection with the Plan.

ARTICLE V

BENEFITS

Section 5.1 Normal Retirement Income

The monthly amount of retirement income commencing on the Participant’s Normal Retirement Date on a single life basis shall be as follows:

(a) (i) The product of the Participant’s years of Credited Service and 2.04% (but not more than a total of 60%), multiplied by the Participant’s Final Average Compensation reduced by (ii) (1) the Participant’s Primary Social Security Benefit in effect at his date or retirement or other termination of service (calculated as if payments begin at the earliest age at which Social Security Benefits are available), (2) the benefit payable under the Retirement Plan (calculated without regard to the cost of living increases provided for in Section 5.10 of the Retirement Plan) and (3) the benefit of the Participant derived from employer contributions to any other plan maintained by an Associated Company that qualifies under Section 401(a) of the Code (other than the Hawaiian Electric Industries Retirement Savings Plan and the Hawaiian Electric Industries, Inc. Stock Ownership Plan). With regard to (ii)(2) and (3) above, the benefits to be offset shall be the applicable plan’s benefit after application of Section 415 of the Code (as it may be amended from time to time).

(b) Notwithstanding any provision herein to the contrary (including the age requirements of this Plan), a Participant shall receive as retirement income (as determined on an annual basis, for benefits not paid in a lump sum) at least the amount which would have been paid pursuant to the benefit formula stated in Section 4.2 of the Hawaiian Electric Industries, Inc. Excess Pay Supplemental Executive Retirement Plan. If benefits are paid in the form of a lump sum, the determination shall include the adjustments described in Section 5.7 and assumed increases in the maximum benefits limitations under Section 415 of the Internal Revenue Code, in accordance with the applicable actuarial assumptions specified in Appendix I for lump sum distributions.

Section 5.2 Early Retirement Income

(a) If a Participant retires on an Early Retirement Date, his monthly retirement income commencing on his Early Retirement Date shall be the retirement income payable pursuant to Section 5.1 of this Plan, reduced to reflect the fact that payments shall commence earlier according to the scale in Appendix I interpolated to the nearest full month; provided, however, that no such reduction may exceed the Actuarial Equivalent reduction permitted to reflect the fact that payment shall commence earlier.

(b) A Participant who has satisfied the Credited Service requirements for an Early Retirement Date, but separated from service with the Participating Employers and the Associated Companies before satisfying the age requirement for an Early Retirement Income, shall be entitled upon satisfaction of such age requirement to a benefit equal to the benefit to which he would be entitled at his Normal Retirement Date, actuarially reduced in accordance with Appendix I.

Section 5.3 Postponed Retirement Income

If a Participant remains employed subsequent to his Normal Retirement Date and retires on a Postponed Retirement Date, his retirement income commencing on his Postponed Retirement Date shall be computed based upon his Credited Service and Compensation (including Credited Service and Compensation credited subsequent to his Normal Retirement Date) as of his Postponed Retirement Date.

Section 5.4 Normal Form of Benefits and Optional Forms

(a) Retirement benefits under this Plan shall begin at the same time and be paid in the same form as the Participant’s benefit under the Retirement Plan, except that the option for the adjustment for Federal Old Age Benefits (Social Security) under

Section 5.8 of the Retirement Plan shall not be applicable. Such benefit shall be the Actuarial Equivalent of the Participant’s Accrued Benefit, based on the same actuarial assumptions used in determining optional forms of benefits under the Retirement Plan, as included in Appendix I attached.

(b) Notwithstanding the foregoing, a Participant may at any time within the 90-day period ending one (1) year prior to the annuity starting date make a written election, subject to the approval of the Compensation Committee of the Board of Directors, to convert his Accrued Benefit into a lump sum payment that is the Actuarial Equivalent of his Accrued Benefit. During such period, his election may be revoked in writing, in which case benefits will be paid under the same form as benefits under the Retirement Plan, as described in Section 5.4(a).

Section 5.5 Death Benefit for Certain Participants

(a) If a Participant dies prior to commencement of distribution of his Accrued Benefit, his surviving spouse shall automatically receive the appropriate survivor benefit provided in the Retirement Plan; provided, however, that if such Participant dies after attainment of his Early Retirement Date, but before actual retirement, his surviving spouse shall receive a benefit equal to the greater of (i) the appropriate survivor benefit provided in the Retirement Plan or (ii) the “survivor annuity” described in Section 5.5(b) of this Plan. In the event a “survivor annuity” under Section 5.5(b) of this Plan is the greater benefit, the Retirement Plan shall pay so much of that benefit as is permitted under the terms of the Retirement Plan, with the excess being paid from this Plan.

(b) For purposes of this Section 5.5, “survivor annuity” means a survivor annuity for the life of the surviving spouse of the Participant under which the payments to the surviving spouse are not less than the amounts that would be payable as a survivor annuity under a Qualified Joint and Survivor Annuity based on the benefit calculated under Section 5.1 of this Plan. In the case of a Participant who has not attained his Early Retirement Date at the time of death, the survivor annuity shall be calculated as if such Participant had (i) separated from service on his date of death, (ii) survived to his Early Retirement Date, (iii) retired with an immediate Qualified Joint and Survivor Annuity at his Early Retirement Date and (iv) died on the day after the day on which he would have attained his Early Retirement Date. Such survivor annuity shall commence to be paid on the first day of the month following the Participant’s death; provided that, in the case of a Participant who has not attained his Early Retirement Date at the time of death, such survivor annuity shall commence to be paid as of the date the Participant would have been eligible to receive early retirement income. If the present value of the survivor annuity (as determined by using the interest rate that would be used as of the first day of the Plan Year in which the distribution occurs by the Pension Benefit Guaranty Corporation for purposes of determining the present value of a lump sum distribution on plan termination) does not exceed $3,500, the Plan shall distribute such value in a lump sum rather than paying such value in the form of an annuity. No such lump sum distribution shall be made (i) if such present value exceeds $3,500 or (ii) after the commencement of payment of any such annuity.

Section 5.6 Special Distribution Rules

(a) A Participant may request that the distribution of benefits under the Plan commence at a date later than his retirement date. This request must be made by submitting to the Plan Administrator a written statement, signed by the Participant, that describes the form of distribution and the date on which the Participant requests payment to commence. The Committee shall determine in its sole discretion whether to grant such request.

(b)    (1) Notwithstanding any other provision of this Plan, if a “change of control” (as defined in Section 5.6(b)(2) occurs, then the Actuarial Equivalent of the Accrued Benefit of each retired Participant (or if the retired Participant has died, the portion of his Accrued Benefit to which his spouse or other beneficiary is entitled) shall be paid in a lump sum to the retired Participant (or if the retired Participant has died, his spouse or other beneficiary) within 30 days of the date of such change in control.

         (2) For the purposes of this Section 5.6(b), a “change of control” shall be deemed to have taken place if (i) any person, including a group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner of shares of the Company having 25% or more of the total number of votes that may be cast for the election of Directors of the Company; (ii) as the result of, or in connection with, any cash tender or exchange offer, merger, or other business combination, sale of assets, or contested election, or any combination of the foregoing transactions, the persons who were Directors of the Company before the transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company; or (iii) a majority of the Board of Directors of the Company determines in good faith that a “change of control” is imminent.

ARTICLE VI

ADMINISTRATION

Section 6.1 The Committee To Be Named Fiduciary

(a) The Committee shall be the “Named Fiduciary” (within the meaning of EIRSA) of the Plan with all responsibility for the operation and administration of the Plan. The Committee shall have the power to delegate specific fiduciary responsibilities of any Associated Company to any person or group of persons, and such person or group may serve in more than one such delegated capacity. Such delegations must be accepted in writing and may be to employees of any Associated Company or to other individuals, all of whom shall serve at the pleasure of the Committee, and if full-time employees of any Associated Company, without compensation. Any such person may resign by delivering a written resignation to the Committee.

(b) The Committee shall supervise and review the activities of the Assets Manager and the Plan Administrator.

Section 6.2 Asset Manager

(a) The Asset Manager shall be the person named from time to time by the Board of Directors of the Company and shall be the fiduciary in charge of the financial affairs of the Plan. The Asset Manager shall manage the assets, if any, in accordance with the terms of the Plan and shall have all powers necessary to carry out his duties. If at any time there shall be no Asset Manager or if the Asset Manager shall be unable to perform his duties, the President of the Company shall designate a person to serve as Asset Manager until the Board of Directors of the Company appoints a successor.

(b) The Asset Manager shall have the following specific duties and responsibilities in addition to any other duties specified in the Plan or by applicable law.

(1) The Asset Manager shall have responsibility for legal, actuarial, and accounting services provided to the Plan; may authorize an agent to act on his behalf; and may contract for legal, actuarial, medical, accounting, clerical, and other services to carry out his duties and to discharge his responsibilities.

(2) The Asset Manager shall adopt from time to time actuarial tables and actuarial methods for use in all actuarial calculations, if any, required in connection with the determination of the funding status of the Plan. As an aid to the Asset Manager in connection therewith, the actuary consultant designated by the Asset Manager shall make annual actuarial valuations of the contingent assets and liabilities of the Plan, and shall certify to the Asset Manager the tables, actuarial methods, rates of contribution, and other pertinent data and information that such actuary would recommend for use by the Asset Manager.

(3) The Asset Manager shall be responsible for the maintenance of all financial records of the Plan.

(4) The Asset Manager shall be the Plan’s agent for service of any notice of process authorized by law.

Section 6.3 Plan Administrator

(a) The Plan Administrator shall be the person named from time to time by the Board of Directors of the Company and shall be the fiduciary in charge of administration of the Plan. The Plan Administrator shall administer the Plan in accordance with its terms, and shall have all powers necessary to carry out his duties. If at any time there shall be no Plan Administrator or if the Plan Administrator shall be unable to perform his duties, the President of the Company shall designate a person to serve as Plan Administrator until the Board of Directors of the Company appoints a successor.

(b) The Plan Administrator shall have the following specific duties and responsibilities in addition to any other duties specified in the Plan or by applicable law.

(1) Subject to the limitations contained in this Plan, the Plan Administrator may adopt rules for the administration of the Plan as he considers desirable, provided such rules do not conflict with the Plan.

(2) The Plan Administrator may authorize an agent to act on his behalf, and may contract for legal, actuarial, medical, accounting, clerical, and other services to carry out the Plan and to discharge his responsibilities.

(3) Except as otherwise expressly provided herein, the Plan Administrator may interpret an construe the Plan, or reconcile inconsistencies to the extent necessary to effectuate the Plan, and such action shall be binding upon all persons.

(4) The Plan Administrator shall adopt from time to time actuarial tables and actuarial methods for use in all actuarial calculations, if any, required in connection with the determination of benefit payments under the Plan. As an aid to the Pan Administrator in connection therewith, the actuary consultant designate by the Asset Mangers shall, if needed, certify to the Plan Administrator the tables, actuarial methods, rates of contribution, and other pertinent data and information that such actuary would recommend for use by the Plan Administrator.

(5) The Plan Administrator shall be responsible for the maintenance of all employee, Participant, and beneficiary records for the Plan. The Plan Administrator shall also be responsible for the maintenance of records, appropriate notifications, and filings in connection with the interest of all Participants or their spouses or contingent annuitants.

(6) The Plan Administrator shall be responsible for the filing and disclosure, if required, of the summary plan description, summary of material modifications, and other disclosure information regarding the provisions of the Plan or rights thereunder that must be provided to Participants and their beneficiaries under the Plan, including specifically all annual reports on Form 5500 and summary annual reports.

Section 6.4 Expenses

The Associated Companies shall pay all expenses of administering the Plan. Such expenses shall include any expenses incurred by an Associated Company, the Committee, the Asset Manager, or the Plan Administrator, including, but not limited to, the payment of professional fees of consultants.

ARTICLE VII

FIDUCIARY INDEMNIFICATION

The Associated Companies shall indemnify and save harmless and/or insure each fiduciary who is an employee or a director of an Associated Company, and may indemnify and/or insure those to whom the Company has delegated its fiduciary duties, against any and all claims, losses, damages, expenses, and liability arising from their responsibilities in connection with this Plan, if the fiduciary acted in good faith and in a manner the fiduciary reasonably believed to be in or not opposed to the best interests of the Plan.

ARTICLE VIII

CLAIMS PROCEDURE

The procedure for claiming benefits under the Plan shall be as follows:

(a) The Plan Administrator shall determine the benefits due hereunder to a Participant, or the Participant’s spouse or contingent annuitant, but a person may file a claim for benefits by written notice to the Plan Administrator.

(b) If a claim is denied in whole or in part, the Plan Administrator shall give the claimant written notice of such denial within 30 days of the filing of the claim. Such notice shall (i) specify the reason or reasons for the denial, (ii) refer to the pertinent Plan provisions on which the denial is based, (iii) describe any additional material or information necessary to perfect the claim and explain the need therefore, and (iv) explain the review procedure described in subparagraph (c) hereof.

(c) The claimant may then appeal the denial of the claim by filing written notice of such appeal with the Committee within 90 days after receipt of the notice of denial. The claimant or any authorized representative may, before or after filing notice of appeal, review any documents pertinent to the claim and submit issues and comments in writing. The Committee shall render a decision on such appeal within 30 days after receipt of the appeal

(unless a longer period is requested by the claimant), and shall forthwith give written notice of such decision.

ARTICLE IX

AMENDMENT, TERMINATION, AND MERGER

Section 9.1 Amendment

(a) Subject to the provisions hereinafter set forth, the Company reserves the right to amend the Plan at any time, and (to the extent permitted by ERISA) give any such amendment retroactive effect.

(b) The Committee may approve any technical amendments to the Plan (i) necessary to comply with federal law and regulations thereunder or (ii) that do not have a substantial impact on the cost or terms of the Plan. All other amendments must be approved by the Board of Directors of the Company.

Section 9.2 Termination

The Plan is adopted with the expectation that it shall be continued indefinitely, but the continuation of the Plan and the payment of any contribution hereunder is not assumed as a contractual obligation by any Associated Company. Each Associated Company reserves the right to terminate the Plan with respect to its participation at any time. If the Plan is terminated (in full or in part), (i) the then Accrued Benefit under this Plan of each affected Participant shall become 100% vested, and (ii) the Actuarial Equivalent of such Accrued Benefit shall be paid in a lump sum to the Participant or retired Participant (or if the Participant or retired Participant has died, his spouse or other beneficiary) within 30 days of the date of the resolution of the Board of Directors that so terminates the Plan.

Section 9.3 Merger, Etc. of Company

The Company shall not sell substantially all of its assets, merge, or consolidate with any other corporation or organization, or permit its business activities to be taken over by another organization, unless and until the succeeding or continuing corporation or other organization expressly assumes the obligations of the Company and the Associated Companies under this Plan.

ARTICLE X

MISCELLANEOUS

Section 10.1 Right to Employment of Benefits

(a) Nothing contained in the Plan shall be deemed to give any Participant a right to remain in the employment of any of the Associated Companies.

(b)    (1) Nothing contained in the Plan shall be deemed to give any Participant or beneficiary any right or claim to benefits except as expressly provided in the Plan.

         (2) Notwithstanding any other provision in this Plan, in the event the Company fails to fulfill its obligation to make payments to the Participant, his beneficiary, or any other person entitled to payments under the Plan, the Company shall be liable to such person for any attorney’s fees and other legal costs related to enforcing such person’s claim against the Company.

Section 10.2 Inalienability

No Participant or any person having or claiming to have any interest of any kind or character in or under the Plan shall have any right to sell, assign, transfer, convey, hypothecate, anticipate, or otherwise dispose of such interest, and such interest shall not be subject to any liabilities or obligations of, or any bankruptcy proceedings, claims of creditors, attachment, garnishment, execution, levy, or other legal process against, such person or person’s property.

Section 10.3 Facility of Payment

If any Participant or beneficiary eligible to receive benefits under this Plan is, in the opinion of the Plan Administrator, legally, physically, or mentally incapable of personally receiving and receipting for any payment under the Plan, the Plan Administrator may direct payments to such other person, persons, or institutions who, in the opinion of the Plan Administrator, are then maintaining or having custody of such payee, until claims are made by a duly appointed guardian or other legal representative of such payee. Such payments shall constitute a full discharge of the liability of the Plan to the extent thereof.

Section 10.4 Construction of Plan

(a) The headings of articles and sections are included herein solely for convenience of reference, and if there is any conflict between such headings and the text of the Plan, the text shall be controlling.

(b) To the extent not preempted by ERISA, the Plan shall be governed, construed, administered, and regulated according to the laws of the State of Hawaii.

Section 10.5 Forms

All consents, elections, applications, designations, etc. required or permitted under the Plan must be made on forms prescribed and furnished by the Plan Administrator, and shall be recognized only if properly completed, executed, and returned to the Plan Administrator.

TO RECORD the adoption of this amended and restated Plan, Hawaiian Electric Industries, Inc. has caused this document to be executed this 19th day of April, 1994, effective as of January 1, 1994.

HAWAIIAN ELECTRIC INDUSTRIES, INC.

By	/s/ Peter C. Lewis
Its V.P.-Administration

By	/s/ Robert F. Clarke
Its President & CEO

APPENDIX I

ACTUARIAL ASSUMPTIONS

The following actuarial assumptions shall be utilized for determining Actuarial Equivalents:

Qualified Joint and Survivor Annuity, Contingent Annuitant Option, All Purposes not Otherwise Set Forth in the Plan for Appendix I

Interest: 6.5% per annum compounded annually.

Mortality: The UP-1984 Mortality Table with ages set back two years for Participants and seven years for beneficiaries.

Pop-Up Contingent Annuitant Option

Interest: 6.25% per annum compounded annually.

Mortality: The UP-1984 Mortality table with ages set back seven years for beneficiaries.

Section 5.6(a)

Interest: 8% per annum compounded annually.

Mortality: The UP-1984 Mortality Table with ages set back two years for Participants.

Early Retirement Reduction Factors for Vested Terminated Participants

Interest: 8% per annum compounded annually.

Mortality: The UP-1984 Mortality Table with ages set back two years for Participants.

Lump Sum Distributions

Interest: A rate or rates reflecting current market rates on high-quality fixed income investments with maturities approximating such payments.

Mortality: The UP-1984 Mortality Table applied on a unisex basis.

Section 415 limits: Maximum dollar limits under Section 415 of the Internal Revenue Code, increased at the rate of 4% per annum commencing on the first day of the Plan Year in which the distribution occurs.

In the event of an amendment to the Actuarial Equivalent assumptions used in calculating an alternate form of benefits, a Participant shall receive no less than his Accrued Benefit as of the later of the effective date or the adoption date of such amendment, calculated using the applicable Actuarial Equivalent assumptions in effect immediately prior to such amendment.

Early Retirement Reduction Factors, effective through December 31, 1995

Age at Retirement*	Remainder Percentage Applicable at Retirement
65 – 60	100%
59	99%
58	98%
57	97%
56	96%
55	95%
54	82%
53	79%
52	76%
51	73%
50	70%

Early Retirement Reduction Factors, effective January 1, 1996

Age at Retirement*	Remainder Percentage Applicable at Retirement
65 – 60	100%
59	99%
58	98%
57	97%
56	96%
55	95%
54	90%
53	85%
52	80%
51	75%
50	70%

*	For purposes of determining a Participant’s age at his Early Retirement Date under this scale, a Participant’s actual age shall be increased by one full year for each full year of Vesting Service in excess of 33 years of Credited Service.